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                    UNIFORM COMMERCIAL CODE - FINANCING STATEMENT
                                 (NON-UNIFORM UCC-1)

                                                     THIS STATEMENT IS PRESENTED
                                                  TO A FILING OFFICER FOR FILING
                                                        PURSUANT TO THE UNIFORM
                                                                COMMERCIAL CODE

1.   DEBTOR:   FIRST COMMAND FINANCIAL CORPORATION

     DEBTOR'S MAILING ADDRESS:     4100 South Hulen
                                   Fort Worth, Texas 76109

2.   SECURED PARTY: INDEPENDENT RESEARCH AGENCY FOR LIFE
                         INSURANCE, INC.

     SECURED PARTY'S MAILING ADDRESS:   P. O. Box 2387
                                        Fort Worth, Texas 76113

3.   THIS FINANCING STATEMENT COVERS THE FOLLOWING TYPES OF
     PROPERTY:

     All of the following whether now owned or hereafter acquired by Debtor:
     (a) all buildings and other improvements (the "IMPROVEMENTS") now or hereafter attached to or placed, erected, constructed or developed on the real estate (the "LAND") situated in Tarrant County, Texas, described in Exhibit A attached hereto and made a part hereof; (b) all materials, equipment, fixtures, furnishings, inventory and articles of personal property (the "PERSONAL PROPERTY") whatsoever now or hereafter delivered to, attached to, installed in, or used in or about the Improvements or which are necessary or useful for the complete and comfortable use and occupancy of the Improvements for the purposes for which they were or are to be attached, placed, erected, constructed or developed, or which Personal Property is or may be used in the development of the Improvements, and all renewals of or replacements or substitutions for any of the foregoing whether or not the same shall be attached to the Land or Improvements; (c) all building materials and equipment now or hereafter delivered to and intended to be installed in or on the Land or Improvements; (d) all security deposits and advance rentals under any lease agreements now or at any time hereafter arising from or by virtue of any transactions related to the Land, Improvements or the Personal Property and held by or for the benefit of Debtor; (e) all monetary deposits which Debtor has given to any public or private utility with respect to utility services furnished to the Land or Improvements; (f) all rents, issues, profits, revenues, royalties, bonuses or other benefits of the Land, the Improvements or the Personal Property, including, without limitation, cash or securities deposited pursuant to leases of all or any part of the Land, Improvements or Personal Property; (g) all proceeds (including premium refunds) of each policy of insurance relating to the Land, Improvements or Personal Property; (h) all proceeds from the taking of the Land, Improvements, Personal Property or any part thereof or any

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     interest or right or estate appurtenant thereto by eminent domain or by purchase in lieu thereof; (i) all Debtor's rights (but not its obligations) under any contracts related to the Land or Improvements;
     (j) all plans, specifications, maps, surveys, reports, architectural, engineering and construction contracts, books of account, insurance policies and other documents, of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale or operation of the Land or Improvements; (k) all easements and rights of way used in connection with the Land or Improvements or as a means of ingress to or egress from said Land or Improvements; (l) all right, title and interest of Debtor in and to all streets, roads, ways, alleys, public places, easements and rights-of-way, existing or proposed, public or private, adjacent to or used in connection with, belonging or pertaining to the Land or any part thereof; and (m) all rights, estates, powers, privileges and interests of whatever kind or character appurtenant or incident to the foregoing. If the estate of Debtor in any of the above-described property is a leasehold estate ("LEASEHOLD ESTATE"), this financing statement shall cover all additional title, estate, interest and other rights that may hereafter be acquired by Debtor in the property demised under the Leasehold Estate.

4.   Products of collateral are also covered.

5.   SIGNATURE OF DEBTOR:

     FIRST COMMAND FINANCIAL CORPORATION


     By:  /s/ Lamar C. Smith
         --------------------------------------
          Name:  Lamar C. Smith
                 ------------------------------
          Title: Chief Executive Officer
                 ------------------------------

6.   RETURN COPY TO      Independent Research Agency for Life Insurance, Inc.
                         P. O. Box 2387
                         Fort Worth, Texas  76113
                         Attn:  Chief Financial Officer


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                                  EXHIBIT A



BEING a 43750 sqaure foot tract of land situated in the B.B.B. & C.R.R. Survey, Abstract Number 217, and the J. Howard Survey, Abstract Number 693, City of Fort Worth, Tarrant County, Texas, being part of Lot 2-R, Block C of OVERTON WEST ADDITION described by plat recorded in Volume 388-173, Page 10, Plat Records of Tarrant County, Texas (PRTCT), and being part of a called
17.000 acre tract of land described by deed as "TRACT FOUR" to Cassco Land Co., Inc., recorded in Volume 6494, Page 389, Deed Records of Tarrant County, Texas (DRTCT), said 43750 square foot tract of land being more particularly described by metes and bounds as follows:

Commencing at a 1/2-inch iron rod found at the intersection of the north right-of-way line of Overton Plaza (an 80-foot right-of-way) and the west right-of-way line of South Hulen Street (a 120-foot right-of-way);

THENCE along said west right-of-way line the following:

     North 00DEG.09'00" East, a distance of 281.00 feet to a 1/2-inch iron rod found for the beginning of a curve to the left having a central angle of 09DEG.31'21" and a radius of 1287.60 feet;

     Along said curve to the left an arc distance of 214.00 feet and a chord bearing and distance of North 04DEG.36'41" West 213.75 feet to a 1/2-inch iron rod found for the southeast corner of Lot 1, Block C of OVERTON WEST ADDITION described by plat recorded in Volume 388-74, Page 2, PRTCT;

THENCE South 84DEG.46'00" West, a distance of 327.42 feet along the south line of said Lot 1 to a point;

THENCE South 05DEG.14'00" East, a distance of 59.71 feet to a point for corner, said point being the POINT OF BEGINNING;

THENCE South 04DEG.23'44" East, a distance of 125.00 feet to a point for corner;

THENCE South 85DEG.36'16" West, a distance of 350.00 feet to a point for corner;

THENCE North 04DEG.23'44" West, a distance of 125.00 feet to a point for corner;

THENCE North 85DEG.36'16" East, a distance of 350.00 feet to the POINT OF BEGINNING.

CONTAINING a computed area of 43750 square foot feet of land.